Exhibit 10(b)

FPL GROUP, INC.

AMENDED AND RESTATED
NON-EMPLOYEE DIRECTORS STOCK PLAN

Section 1. Purpose.

The purpose of the FPL Group, Inc. Non-Employee Directors Stock Plan (the "Plan") is to further strengthen the alignment of interests between members of the Board of Directors (the "Board") of FPL Group, Inc. (the "Corporation") who are not employees of the Corporation (the "Non-Employee Directors") and the Corporation's shareholders through the increased ownership by Non-Employee Directors of shares of the Corporation's common stock ("Common Stock").

Section 2. Eligibility and Participation.

Participation in the Plan shall be limited to Non-Employee Directors.

The Board of Directors or the Committee (as defined in Section 6 hereof) may direct that all or a portion of a Non-Employee Director's future compensation for services as a member of the Board be paid in shares of Common Stock.

Additionally, a Non-Employee Director may elect to receive all or a portion of his or her future compensation for services as a member of the Board in shares of Common Stock.

Compensation for services as a member of the Board shall include, without limitation, the annual retainer, any committee chairperson retainer and any fees for attendance at meetings of the Board and its committees.

A Non-Employee Director may elect to receive compensation in shares of Common Stock by providing the Corporation with written notice of his or her election specifying the portion and components of his or her future compensation for services as a member of the Board that he or she wishes to receive in shares of Common Stock. This notice shall be effective when received by the Corporation unless, in the opinion of counsel for the Corporation, such an effective date would adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Non-Employee Director's acquisitions of Common Stock under the Plan, in which event the election shall be effective at the earliest date that will not adversely impact the availability of such exemption.

A Non-Employee Director may revoke or change any election at any time by means of a subsequent election in writing if, in the opinion of counsel for the Corporation, such a subsequent election would not adversely impact the availability of the exemption from Section 16(b) of the Act provided by Rule 16b-3 for any of the Non-Employee Director's acquisitions of Common Stock under the Plan.

Section 3. Awards to New Directors.

The Board of Directors or the Committee may make a one-time award of shares of Common Stock to Non-Employee Directors who are first elected to the Board after January 1, 1997. Any such award shall be made within six months after such Non-Employee Director is first elected to the Board. The value of such shares, determined on the basis described in Section 5 hereof, shall not exceed 100% of the then-current annual retainer for Non-Employee Directors. Such shares of Common Stock may not be sold or transferred by the recipient so long as he or she remains a Director and shall be forfeited if, within five years after the date of his or her initial election, he or she ceases to be a Director for any reason other than death, disability or attainment of the Board's mandatory retirement age.

Section 4. Common Stock Subject to the Plan.

The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 300,000, subject to adjustment as herein provided. Common Stock issued under the Plan may be either authorized and unissued shares or shares purchased in the open market.

In the event of any merger, reorganization, consolidation, recapitalization, Common Stock dividend, Common Stock split or other change in corporate structure affecting the Common Stock, the Committee shall make such modifications, substitutions or adjustments as may be necessary to reflect such change so as to prevent the dilution or enlargement of rights, including, but not limited to, modifications, substitutions or adjustments in the aggregate number of shares reserved for issuance under the Plan.

Section 5. Issuance of Shares.

The number of shares to be received by a Non-Employee Director under the Plan shall be based on the closing price of the Common Stock on the New York Stock Exchange ("NYSE") on the date the Non-Employee Director's fees for serving as a member of the Board would otherwise have been paid, or if there is no such closing price on such day, at the closing price of the Common Stock on the NYSE on the next preceding business day. For one-time awards to Non-Employee Directors who are first elected to the Board after January 1, 1997, the applicable price shall be the closing price of the Common Stock on the NYSE on the business day next preceding the date of his or her initial election to the Board.

All shares issued under the Plan, including fractional shares, shall be held in a book-entry account with the Corporation's transfer agent unless the Committee designates another person to act in that capacity. Non-Employee Directors may in the alternative elect to receive a stock certificate representing the number of whole shares acquired by notifying the Corporate Secretary of the Corporation in writing. The Corporation will make a cash payment to the Non-Employee Director for any fractional share at a price equal to the closing price of the Common Stock on the NYSE on the date the election to receive a stock certificate is received by the Corporate Secretary (or, if there is no closing price of the Common Stock on the NYSE on such date, the closing price of the Common Stock on the NYSE on the next preceding business day), multiplied by such fraction.

Common Stock acquired under this Plan shall be subject to such other conditions and restrictions, if any, as the Committee may determine.

Section 6. Administration.

The Plan shall be administered by a committee (the "Committee") of three or more Directors appointed by the Board, who shall serve at the discretion of the Board. The members of the Committee shall be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), or any successor rule or definition adopted by the Securities and Exchange Commission.

Subject to the provisions of the Plan, the committee shall have sole and complete authority to construe and interpret the Plan; to establish, amend and rescind appropriate rules and regulations relating to the Plan; to administer the Plan; and to take all such steps and make all such determinations in connection with the Plan as it may deem necessary or advisable to carry out the provisions and intent of the Plan. All determinations of the Committee shall be by a majority of its members, and its determinations shall be final and conclusive for all purposes and upon all persons, including, but without limitation, the Corporation, the Committee, the Non-Employee Directors and their respective successors in interest.

Section 7. Additional Provisions.

The Board or the Committee may, at any time, amend, alter or discontinue the Plan, but no amendment, alteration or discontinuance shall be made which would impair the rights of a Non-Employee Director with respect to shares of Common Stock theretofore distributed to such Non-Employee Director under the Plan without the Non-Employee Director's consent, or which, without the approval of the Corporation's shareholders, would cause transactions pursuant to the Plan not to be exempt under Rule 16b-3.

With respect to persons subject to Section 16 of the Act, transactions under this Plan are intended to be exempt transactions under Rule 16b-3. To the extent any transaction under the Plan fails to be exempt, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

Every recipient of shares pursuant to this Plan shall be bound by the terms and provisions of the Plan, and the acceptance of any transfer of shares pursuant to this Plan shall constitute a binding agreement between the recipient and the Corporation.

Section 8. Duration of the Plan.

The Plan shall become effective upon the approval of the Plan by the affirmative vote of a majority of the total number of shares of Common Stock represented and entitled to vote at the Corporation's 1997 annual meeting of shareholders. The Plan will terminate on May 12, 2007 unless an earlier termination date is fixed by the Board or the Committee, provided that no such termination shall affect the prior rights under the plan of anyone to whom shares have been transferred prior to such termination.

[Note: In connection with the two-for-one division of the Common Stock approved by the Board of the Corporation on February 18, 2005 and effective March 15, 2005, and pursuant to the authority granted in Section 4 of the Plan, the Compensation Committee, by consent dated March 8, 2005 and effective March 15, 2005, adjusted the total number of shares of Common Stock reserved and available for distribution under the Plan automatically by multiplying the applicable number of shares of Common Stock by two.]

Amended and Restated on October 13, 2006